Pioneer Reports Fourth Quarter and Full Year 2013 Results,

2013 revenues rise 5% to $88.2 million,
EPS increases 14% to $0.80 per share

Investments in Businesses Acquired During 2013 Expected to Drive Growth, Increased Profitability, in 2014

Fort Lee, NJ, March 7, 2014 / PRNewswire / – Pioneer Power Solutions, Inc. (Nasdaq: PPSI) (“Pioneer” or the “Company”), a manufacturer of specialty electrical transmission and distribution equipment for applications in the utility, industrial and commercial markets, announced its results for the fourth quarter and full year periods ended December 31, 2013 and provided revenue and earnings guidance for the year ending December 31, 2014.

2013 Financial Highlights

▪	Full-year revenue of $88.2 million, up 5% vs. $84.0 million in 2012
▪	Gross margin percentage reached 24.7%, up 2.1% compared to last year
▪	Adjusted EBITDA of $8.9 million, up 15% from $7.8 million in 2012
▪	Non-GAAP diluted EPS of $0.80, up 14% compared to $0.70 last year

Nathan Mazurek, Pioneer’s Chairman and Chief Executive Officer, said, "This was a year of solid execution, including top line growth and even stronger bottom line expansion. More importantly, we made significant progress on a strategic front and acquired two businesses that we expect to contribute meaningfully to our revenue and profitability growth in 2014 and beyond. We have spent considerable time realigning these businesses under their new identities, Pioneer Critical Power and Pioneer CEP, and will continue to invest in additional sales and engineering resources to broaden our reach and expand our offerings. We expect these strategic investments to drive incremental top and bottom line improvements beginning in 2014.”

Fourth Quarter 2013 Financial Highlights

▪	Fourth Quarter revenue decreased 6.3% to $21.2 million from $22.6 million in Q4 2012
▪	Gross margin percentage for the quarter reached 24.6%, up 0.8% versus last year
▪	Adjusted EBITDA for the quarter was $1.8 million, down from $2.4 million in Q4 2012
▪	Non-GAAP diluted EPS of $0.18 for the quarter compared to $0.24 in Q4 2012

“Not unexpectedly, we faced some headwinds against our revenue and earnings during the fourth quarter of 2013,” Mr. Mazurek continued. “Most of our quarterly revenue decline was due to foreign currency translation. In both periods, approximately two-thirds of our revenue was in Canadian dollars, which weakened by nearly 6% against our reporting currency, the U.S. dollar. Due to our public stock offering in September, we also experienced a 22% increase in our weighted average shares outstanding during Q4 2013, making our EPS comparison that much more challenging. In addition, as is always the case in our business, single quarter comparative results can be skewed by the timing of large orders.”

Financial Results

Revenue

Full year total revenue increased 5.0%, to $88.2 million from $84.0 million last year. Fourth quarter total revenue decreased by 6.3% to $21.2 million from $22.6 million. Approximately $2.4 million of the full-year revenue increase was derived from transformer sales, reflecting year-over-year growth in liquid-filled transformer products (+17.3%) partially offset by lower sales of dry-type transformer products (-9.3%). On a combined basis, this resulted in 2.8% overall organic revenue growth for the year. The remaining $1.8 million increase in revenue during 2013, as compared to 2012, resulted from recently acquired businesses, Pioneer Critical Power and Pioneer CEP.

In 2013, sales to distributors and to engineering, procurement and construction, or EPC, firms grew by approximately 5%, representing 49% of consolidated revenue in both 2013 and 2012. Distributors typically purchase standard-type products and resell them in connection with commercial construction projects. EPC firms usually seek custom manufactured solutions to address the specific requirements of their client’s electrical application. Sales to these customers in the U.S. were down nearly 1% in 2013, reflecting a slower pace of commercial construction and the lack of any new expansion in supply arrangements with a key customer that benefited the Company during 2012. Pioneer’s Canadian distributor and EPC firm sales grew by approximately 10% in 2013, led by increased sales activity with EPC firms for large oil and gas projects, offset by weaker demand for catalogue products due to a slowdown in the construction market.

Sales to utilities in 2013 grew by approximately 15%, representing 35% of consolidated revenue as compared to 32% in 2012. Utility sales benefitted from strong, mostly cyclically-driven increases among many perennial customers in Canada, where sales grew approximately 10%. Sales to the Company’s largest customer, Hydro-Quebec, which recently extended Pioneer’s existing supply contracts by an additional six months, grew at approximately the same rate as consolidated revenue. Sales to new and existing U.S. utility customers were up substantially in 2013, but still represented less than 5% of the Company’s consolidated revenue. Sales to commercial and industrial customers declined by approximately 10% in 2013, representing 16% of consolidated revenue as compared to 18% in 2012. In any one period, commercial and industrial revenue is usually derived from a concentrated group of customers and is tied to several, large, non-recurring projects. The net decrease in commercial and industrial revenue was driven by a lower volume of industrial project revenue as compared to 2012, offset by an increase in commercial project revenue for critical power applications. Critical power projects, principally for data centers, comprised approximately 70% of sales of circuit protection and control equipment in 2013.

Operating Income and Adjusted EBITDA

The increase in 2013 operating income resulted from increased sales and a shift in the sales mix towards higher gross margin solutions. Selling, general and administrative expense in Pioneer’s transformer businesses declined, both in absolute terms and as a percentage of sales, during 2013 as compared to 2012. However, overall selling, general and administrative expense increased due to new businesses acquired in 2013 and an increase in corporate general and administrative expenses.

Full year operating income was $7.1 million, up 20%, or $1.2 million, from $5.9 million during 2012. Fourth quarter operating income decreased by 32% to $1.3 million from $1.9 million. Approximately $1.8 million of the Company’s operating expense during 2013, as compared to $1.8 million during 2012, consisted of non-cash expenses including depreciation, amortization of acquisition intangibles and stock-based compensation for employee and director stock options. Without the effect of these non-cash expenses, the Company’s Adjusted EBITDA for the year ended December 31, 2013 was approximately $8.9 million, 15% higher than $7.8 million in the comparable year period. Please refer to the financial tables included below for a reconciliation of GAAP to non-GAAP results and guidance.

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Earnings from Continuing Operations and Per Diluted Share

Full year net earnings from continuing operations were $5.3 million, up 65% from $3.2 million during the prior year. Fourth quarter net earnings from continuing operations increased by 67% to $2.1 million from $1.2 million. Earnings per share from continuing operations were $0.84 basic, and $0.84 fully diluted, both based on approximately 6.3 million weighted average common shares outstanding, compared to $0.54 based on 5.9 million basic and diluted average shares outstanding during 2012. The large increase in fourth quarter 2013 earnings per share was due to the recognition of a $1.0 million income tax benefit resulting from the amalgamation of Pioneer’s Canadian legal entities into one corporation. These entities included the discontinued wind energy equipment business, whose accumulated tax losses will now be available for use by Pioneer’s transformer businesses in Canada.

These improved earnings from continuing operations, as compared to the prior year, were partially offset by other non-operating expenses that were incurred principally in connection with acquisitions.

On a non-GAAP basis, excluding non-operating items and the tax benefit described above, Pioneer reported earnings from continuing operations of approximately $5.0 million in 2013, or $0.80 per diluted share, up 14% from $0.70 per diluted share, or $4.1 million for the year ended December 31, 2012. Please refer to the financial tables below for a reconciliation of GAAP to non-GAAP results and guidance.

2014 Outlook

The Company’s 2014 guidance is based on year-to-date trends in its business and the current composition of the order backlog. It excludes the impact of any potential acquisitions, as their timing and investment levels cannot be known with certainty. In 2014, the Company expects:

•	Revenue between $92 and $96 million

•	Adjusted EBITDA between $9 and $10 million

•	Non-GAAP diluted EPS between $0.75 and $0.80

Andrew Minkow, Pioneer’s Chief Financial Officer said, “Our guidance for 2014 is based on a budget of $0.90 to one Canadian dollar, approximately the current spot rate, equating to an expected 7% unfavorable variance due to foreign currency translation as compared to 2013. In addition, based on our current common share count, we expect to have approximately 15% more shares outstanding throughout 2014. Despite these combined downward pressures, our guidance anticipates revenue growth of 5% to 9%, EBITDA growth of up to 12% and that non-GAAP EPS will fall no more than 6% versus last year. This forecast also reflects a major ramp up in our Critical Power and Pioneer CEP businesses, whose revenues are expected to grow to between $10 and $14 million in 2014, as compared to $1.8 million in 2013. Lastly, our guidance takes into account several other factors and assumptions including: stable gross margins in our transformer businesses, increased operating expense to support our long-term growth objectives and a higher effective income tax rate as our income becomes more weighted towards the U.S.”

Conference Call Information

Pioneer will host a conference call today at 10 a.m. EDT. The call will be webcast live and accessed at http://public.viavid.com/index.php?id=107776. The call can also be accessed by dialing 877-941-1427 or 480-629-9664 (international). A replay of the call will be available through March 14, 2014 by dialing 877-870-5176 or 858-384-5517 (international), passcode 4666929.

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About Pioneer Power Solutions, Inc.

Pioneer Power Solutions, Inc. is a manufacturer of specialty electrical transmission and distribution equipment and provides through its subsidiaries a broad range of custom-engineered and general purpose solutions for electrical applications in the utility, industrial and commercial markets. The Company is headquartered in Fort Lee, New Jersey and operates from eight additional locations in the U.S., Canada and Mexico for manufacturing, centralized distribution, engineering, sales and administration. To learn more about Pioneer, please visit our website at www.pioneerpowersolutions.com.

For more information regarding Pioneer's financial performance during the year ended December 31, 2013, please refer to the Annual Report on Form 10-K to be filed with the Securities and Exchange Commission on March 14, 2014.

Safe Harbor Statement:

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be preceded by the words "intends," "may," "will," "plans," "expects," "anticipates," "projects," "predicts," "estimates," "aims," "believes," "hopes," "potential" or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company's control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) the Company’s ability to expand its business through strategic acquisitions, (ii) the Company’s ability to integrate acquisitions and related businesses, (iii) the fact that many of the Company’s competitors are better established and have significantly greater resources, and may subsidize their competitive offerings with other products and services, which may make it difficult for the Company to attract and retain customers, (iv) the Company’s dependence on Hydro-Quebec Utility Company and Siemens Industry, Inc. for a large portion of its business, and the fact that any change in the level of orders from Hydro-Quebec Utility Company or Siemens Industry, Inc. could have a significant impact on the Company’s results of operations, (v) the potential loss or departure of key personnel, including Nathan J. Mazurek, the Company’s Chairman, President and Chief Executive Officer, (vi) the fact that fluctuations between the U.S. dollar and the Canadian dollar will impact the Company’s revenues, (vii) the Company’s ability to generate internal growth, (viii) market acceptance of existing and new products, (ix) operating margin risk due to competitive pricing and operating efficiencies, supply chain risk, material, labor or overhead cost increases, interest rate risk and commodity risk, (x) restrictive loan covenants or the Company’s ability to repay or refinance debt under its credit facilities that could limit the Company’s future financing options and liquidity position and may limit the Company’s ability to grow its business, (xi) general economic and market conditions in the electrical equipment, power generation, commercial construction, industrial production, oil and gas, marine and infrastructure industries, (xii) the impact of geopolitical activity on the economy, changes in government regulations such as income taxes, climate control initiatives, the timing or strength of an economic recovery in the Company’s markets and the Company’s ability to access capital markets, (xiii) the fact that unanticipated increases in raw material prices or disruptions in supply could increase production costs and adversely affect the Company’s profitability, (xiv) the fact that the Company’s Chairman controls a majority of the Company’s combined voting power, and may have, or may develop in the future, interests that may diverge from yours and (xv) the fact that future sales of large blocks of the Company’s common stock may adversely impact the Company’s stock price. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company's filings with the Securities and Exchange Commission, including the Company’s prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, with the SEC on September 20, 2013 and its Annual and Quarterly Reports on Form 10-K and Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC's web site at www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

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CONTACT:

Brett Maas, Managing Partner

Hayden IR

(646) 536-7331

brett@haydenir.com

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PIONEER POWER SOLUTIONS, INC.

Consolidated Statements of Earnings
In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
				(audited)
Revenues	$21,169	$22,598	$88,162	$83,960
Cost of goods sold	15,958	17,229	66,392	65,020
Gross profit	5,211	5,369	21,770	18,940
Operating expenses
Selling, general and administrative	4,056	3,414	14,719	13,181
Foreign exchange (gain) loss	(126)	58	(83)	(188)
Total operating expenses	3,930	3,472	14,636	12,993
Operating income	1,281	1,897	7,134	5,947
Interest expense	161	233	754	933
Other expense	25	23	428	92
Earnings from continuing operations before income taxes	1,095	1,641	5,952	4,922
Provision for income taxes	(992)	395	682	1,733
Earnings from continuing operations	2,087	1,246	5,270	3,189
Loss from discontinued operations, net of income taxes	-	(38)	-	(199)
Net earnings	$2,087	$1,208	$5,270	$2,990

Earnings from continuing operations per share:
Basic	$0.29	$0.21	$0.84	$0.54
Diluted	$0.29	$0.21	$0.84	$0.54

Earnings per common share:
Basic	$0.29	$0.20	$0.84	$0.51
Diluted	$0.29	$0.20	$0.84	$0.51

Weighted average common shares outstanding:
Basic	7,172	5,907	6,263	5,907
Diluted	7,237	5,920	6,298	5,913

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PIONEER POWER SOLUTIONS, INC.

Consolidated Balance Sheets
(In thousands)

	December 31,	December 31,
	2013	2012
ASSETS		(audited)
Current Assets
Cash and cash equivalents	$425	$467
Accounts receivable	9,739	10,579
Inventories	12,643	14,912
Income taxes receivable	65	69
Deferred income taxes	1,982	563
Prepaid expenses and other current assets	1,291	885
Current assets of discontinued operations	-	47
Total current assets	26,145	27,522
Property, plant and equipment	12,213	10,937
Noncurrent deferred income taxes	1,091	700
Other assets	1,129	798
Intangible assets	5,285	5,329
Goodwill	7,998	6,892
Total assets	$53,861	$52,178

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Revolving credit facilities	$795	$-
Accounts payable and accrued liabilities	8,370	12,044
Current maturities of long-term debt and capital lease obligations	2,108	7,335
Income taxes payable	1,072	1,135
Current liabilities of discontinued operations	-	125
Total current liabilities	12,345	20,639
Long-term debt and capital lease obligations, net of current maturities	7,205	9,795
Pension deficit	213	837
Noncurrent deferred income taxes	3,306	2,992
Total liabilities	23,069	34,263
Shareholders’ Equity
Preferred stock, par value $0.001; 5,000,000 shares authorized; none issued	-	-
Common stock, par value $0.001; 30,000,000 shares authorized; 7,172,255 and 5,907,255 shares and issued and outstanding	7	6
Additional paid-in capital	16,164	8,065
Accumulated other comprehensive loss	(1,429)	(936)
Retained earnings	16,050	10,780
Total shareholders’ equity	30,792	17,915
Total liabilities and shareholders’ equity	$53,861	$52,178

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PIONEER POWER SOLUTIONS, INC.

Reconciliation of GAAP Measures to Non-GAAP Measures

(In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
Reconciliation to Non-GAAP Net Earnings and Diluted EPS:
Earnings per share from continuing operations (GAAP measure)	$0.29	$0.21	$0.84	$0.54
Earnings from continuing operations (GAAP measure)	$2,087	$1,246	$5,270	$3,189
Amortization of acquisition intangibles	118	72	330	285
Stock-based compensation expense	76	69	217	270
Non-recurring acquisition and reorganization costs	25	23	430	55
(Gain) loss on sale of assets	-	-	(2)	(8)
Withdrawn financing transaction costs	-	-	-	45
Non-recurring tax (recoveries) non-cash charges, net	(1,018)	-	(1,018)	411
Tax effects	(1)	(4)	(191)	(126)
Non-GAAP net earnings	$1,287	$1,406	$5,036	$4,121
Non-GAAP net earnings per diluted share	$0.18	$0.24	$0.80	$0.70
Weighted average diluted shares outstanding	7,237	5,920	6,298	5,913

Reconciliation to Adjusted EBITDA:
Earnings from continuing operations (GAAP measure)	$2,087	$1,246	$5,270	$3,189
Interest expense	161	233	755	933
Provision for income taxes	(992)	395	682	1,733
Depreciation and amortization	462	412	1,556	1,536
Non-recurring acquisition and reorganization costs	25	23	430	55
(Gain) loss on sale of assets	-	-	(2)	(8)
Withdrawn financing transaction costs	-	-	-	45
EBITDA	1,743	2,309	8,690	7,483
Adjustments to EBITDA:
Stock-based compensation expense	76	69	217	270
Adjusted EBITDA (Non-GAAP measure)	$1,819	$2,378	$8,907	$7,753

Note: Pioneer has presented non-GAAP measures such as non-GAAP net earnings and Adjusted EBITDA because many of our investors use these non-GAAP measures to monitor the Company's performance. These non-GAAP measures should not be considered an alternative to GAAP measures as an indicator of the Company's operating performance.

Non-GAAP net earnings is defined by the Company as net earnings before amortization of acquisition-related intangibles, stock-based compensation, non-recurring acquisition costs and reorganization expense, impairments, other unusual gains or charges and any tax effects related to these items. The Company defines Adjusted EBITDA as net earnings before interest, income tax expense, depreciation and amortization, non-cash compensation and non-recurring acquisition costs and reorganization expenses and other non-recurring or non-cash items.

Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. The non-GAAP measures included in this release, however, should be considered in addition to, and not as a substitute for or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP. A reconciliation of non-GAAP to GAAP net income is set forth in the table above.

Amounts may not foot due to rounding.

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